Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Exterran Holdings, Inc. of our report dated February 14, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Hanover Compressor Company’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 17, 2007